Issuer Free Writing Prospectus

Filed by Nomura Holdings, Inc.

Pursuant to Rule 433

Registration Statement No. 333-283915

June 24, 2025

Nomura Holdings, Inc.

Pricing Term Sheet

$750,000,000 4.904% Senior Fixed Rate Notes due 2030

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$750,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	June 24, 2025

Settlement Date:	July 1, 2025 (T+5)

Issue Date:	July 1, 2025

Maturity Date:	July 1, 2030

Redemption:

The Notes will only be redeemable at the Issuer’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law.

Interest Rate:	4.904% per annum, payable semi-annually in arrears

Interest Payment Dates:

January 1 and July 1 of each year, commencing on January 1, 2026, to and including the Maturity Date or, if redeemed early, the date fixed for such redemption, and payment will be made subject to the Business Day Convention.

Interest Period:	The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Issue Date.

Pricing Benchmark:	4.000% due May 31, 2030

Benchmark Spot (Price/Yield):	100-20 3/4 / 3.854%

Spread to Benchmark:	105 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.350% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535HBZ1

ISIN:	US65535HBZ10

Common Code:	310453005

Joint Lead Managers and Joint Bookrunners:**	Nomura Securities International, Inc. BofA Securities, Inc. Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

BNP PARIBAS

CaixaBank, S.A.

Desjardins Securities Inc.

ING Financial Markets LLC

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Société Générale

TD Securities (USA) LLC

Co-Managers:**	Bankinter S.A. China CITIC Bank International Limited Morgan Stanley & Co. LLC Santander US Capital Markets LLC Scotia Capital (USA) Inc.

Pricing of Offering of Perpetual Subordinated Debt Securities:

Concurrently with the offering of the Securities, we priced our previously-announced offering of $1,000,000,000 aggregate principal amount of 7.000% Fixed Rate Resetting Perpetual Subordinated Debt Securities (the “Perpetual Subordinated Debt Securities”). Delivery of the Perpetual Subordinated Debt Securities is expected to occur concurrently with delivery of the Securities. No Perpetual Subordinated Debt Securities are being offered hereby.

Notes:

* Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting Nomura Securities International, Inc., 1-800-638-2268; BofA Securities, Inc., 1-800-294-1322; or Citigroup Global Markets Inc., 1-800-831-9146.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

June 24, 2025

Nomura Holdings, Inc.

Pricing Term Sheet

$500,000,000 5.491% Senior Fixed Rate Notes due 2035

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$500,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	June 24, 2025

Settlement Date:	July 1, 2025 (T+5)

Issue Date:	July 1, 2025

Maturity Date:	June 29, 2035

Redemption:

The Notes will only be redeemable at the Issuer’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law.

Interest Rate:	5.491% per annum, payable semi-annually in arrears

Interest Payment Dates:

June 29 and December 29 of each year, commencing on December 29, 2025 (short first coupon), to and including the Maturity Date or, if redeemed early, the date fixed for such redemption, and payment will be made subject to the Business Day Convention.

Interest Period:	The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Issue Date.

Pricing Benchmark:	4.250% due May 15, 2035

Benchmark Spot (Price/Yield):	99-21+ / 4.291%

Spread to Benchmark:	120 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.450% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535HCB3

ISIN:	US65535HCB33

Common Code:	310453021

Joint Lead Managers and Joint Bookrunners:**	Nomura Securities International, Inc. BofA Securities, Inc. Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

BNP PARIBAS

CaixaBank, S.A.

Desjardins Securities Inc.

ING Financial Markets LLC

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Société Générale

TD Securities (USA) LLC

Co-Managers:**	Bankinter S.A. China CITIC Bank International Limited Morgan Stanley & Co. LLC Santander US Capital Markets LLC Scotia Capital (USA) Inc.

Pricing of Offering of Perpetual Subordinated Debt Securities:

Concurrently with the offering of the Securities, we priced our previously-announced offering of $1,000,000,000 aggregate principal amount of 7.000% Fixed Rate Resetting Perpetual Subordinated Debt Securities (the “Perpetual Subordinated Debt Securities”). Delivery of the Perpetual Subordinated Debt Securities is expected to occur concurrently with delivery of the Securities. No Perpetual Subordinated Debt Securities are being offered hereby.

Notes:

* Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting Nomura Securities International, Inc., 1-800-638-2268; BofA Securities, Inc., 1-800-294-1322; or Citigroup Global Markets Inc., 1-800-831-9146.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.